EXHIBIT 4.g: Letter of Agreement

LETTER OF AGREEMENT

May 25, 2007

BETWEEN:

He-Yi She Ye Limited (“HE-YI”), 2nd Floor, Unit# 15, Jie Yuan Zhou, Jin Shan Industrial District, Cang Shan District, Fuzhou City, China

AND:

ALDA Pharmaceuticals Corp. of 635 Columbia Street , New Westminster, BC V3M 1A7 CANADA (“ALDA”),

WHEREAS:

ALDA is the owner of proprietary infection control technology,

ALDA wants its products licensed and distributed in China,

HE-YI wants the exclusive right to license and manufacture ALDA’S products in China and

HE-YI wants to distribute ALDA’S products in China subject to ALDA’s approval of each distributorship.

The Parties agree as follows:

1.

HE-YI  hereby licenses the right from ALDA to manufacture ALDA’S products.

2.

ALDA will provide HE-YI with all information that ALDA has at its disposal to assist with the registration of ALDA’S products in China.

3.

HE-YI will be responsible for procuring all necessary government approvals for ALDA’S products within 6 months from the time all technical data to support the application is provided by ALDA.

4.

Quarterly reports on the progress of the approvals will be provided to ALDA by HE-YI.

5.

An extension may be requested by HE-YI to procure all necessary government approvals and may not be unreasonably refused by ALDA for recurring periods of 3 months if:

a.

HE-YI is employing its best efforts in obtaining the registration of the ALDA products in China and is providing quarterly reports as required under the terms of Paragraph 4 or

b.

More time is required by ALDA Pharmaceuticals Corp. to obtain information required by HE-YI under the terms of Paragraphs 2 and 3.

6.

ALDA Pharmaceuticals Corp. will provide HE-YI with the specifications required for HE-YI to provide a manufacturing facility suitable for the manufacturing of ALDA’S products.

7.

HE-YI will provide a fully equipped manufacturing facility according to the specifications provided by ALDA, to produce the ALDA products subject to HE-YI employing its best efforts to obtain the space, materials and equipment specified by ALDA.

8.

HE-YI will have the right to distribute ALDA’S products in China subject to ALDA’s approval of each distributorship.

9.

The Agreement shall be effective commencing on the date first written above and shall end on April 18, 2011 (“the Initial Term”).  Upon expiration of the Initial Term, the Agreement may be renewed for additional periods, (“the Renewals”) provided that ALDA and HE-YI have each met all of their obligations under the Agreement and provided that HE-YI is able to obtain renewals of the Certificate of Approval (Health ID. No. 0109, “the Certificate”) that has been granted by the Ministry of Health of the People’s Republic of China and expires on April 18, 2011. Any Renewals will reflect current market conditions in the territory served by HE-YI at the time the Renewals are granted and the time periods of any Renewals will be the same as the corresponding time periods of the renewals of the Certificate.

10.

For the first 3 years after production is started by HE-YI and within 6 months after production is started by HE-YI, ALDA and HE-YI will establish minimum sales levels and, thereafter, after each new distributorship is established.

11.

HE-YI will pay ALDA a royalty, based on the gross revenues received by HE-YI for all of ALDA’s products sold in China as follows:

a.

5% during the first and second year after production is started by HE-YI,

b.

8% during the third year,

c.

6% after a doubling of sales over the sales achieved in the second year has occurred.

12.

HE-YI will pay ALDA a 10% royalty based on the gross revenues received by HE-YI for all of ALDA’s products sold by HE-YI outside of China.

13.

All royalties will be paid monthly within 30 days after each month end.

14.

ALDA, at ALDA’S discretion, will have the right to buy product from HE-YI.

15.

At the request of ALDA and with the authorization of ALDA, HE-YI agrees to direct ship ALDA’S products for ALDA, at ALDA’S expense, to anywhere in the world.

16.

In the event that there has been a breach of any provision of any agreement between ALDA and HE-YI, either party reserves the right to terminate this Agreement at any time after thirty (30) days has elapsed from the date that written notice has been sent to the party in breach by the other party. The Agreement may also, at the option of either party, be terminated immediately if either party becomes insolvent; violates the laws, regulations, rules, or statutes of any government; ceases doing business; makes an assignment for the benefit of creditors; or commits an act of bankruptcy. A failure by either party to exercise any right hereunder shall not operate as a waiver of such right and all remedies contained herein shall be cumulative.

17.

Any part of this Agreement that is contrary to any federal, state, or local law shall not be applicable and shall not invalidate any other part of this Agreement. In the event of disputes or legal interpretation of the terms of this Agreement, the laws of British Columbia, Canada shall govern and be binding upon the parties hereto.

18.

This Agreement contains the entire understanding of the parties and there are no commitments, agreements, or understandings between the parties other than those expressly set forth herein. This Agreement shall not be altered, waived, modified, or amended except in writing signed by the parties hereto and notarized.

19.

All disputes arising out of or in connection with the present contract shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The place of arbitration shall be a location as may be agreed to by both parties.

20.

HE-YI agrees not to disclose or use, except as required in HE-YI'S duties, at any time, any information disclosed to or acquired by HE-YI during the term of this contract. HE-YI agrees that all confidential information shall be deemed to be and shall be treated as a sole and exclusive property of ALDA.

21.

Any and all notices herein shall be in writing transmitted by Federal Express or other courier or facsimile.

22.

The Letter of Agreement may be signed by the authorized signatories of HE-YI and ALDA by facsimile and in as many counterparts as may be necessary, each of which shall together constitute one and the same instrument, and notwithstanding the date of execution shall be deemed to bear the date as set out above. Original copies in as many counterparts as may be necessary shall follow by mail.

23.

This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by either party without the prior written consent of the other party.

24.

This Agreement supersedes and replaces any prior agreement.

The terms above are accepted by:

ALDA PHARMACEUTICALS CORP.

Per:

“Terrance G. Owen”

______________________________

Terrance G. Owen, President & CEO

AND

HE-YI SHE YE LIMITED

Per:

“Chen Ming”

“May 29, 2007”

____________________________

__________________________

Chen Ming, General Manager